Exhibit 10.4
[English Translation — Original in Hebrew]
The State of Israel
Ministry of Industry, Trade and Employment
Industrial Research & Development Administration
Office of the Chief Scientist
27 July 2006
To:
Mr. Igal Nissim, VP Finance
Verint Systems Ltd.
33 Maskit St.
Herzliya 46733
Dear Sir,
Re:     Arrangement for Payment of Royalties — Committee Decision
           Our Ref.: Your application of 23 April 2006
The Royalty Payment Regulation Committee as per its meeting on 23 July 2006 decided to accept your application to arrange payment of royalties.
The Committee capitalized your Company’s future royalty obligations to the Tmura Fund and resolved that they amount to $ 25,828,017 million.
I would ask you to give notice in writing as to whether you wish to enter into this arrangement, no later than 17 August 2006. If we do not receive your response by the above date, we shall deem such to be rejection of the arrangement.

Payment of the sum determined by the Committee shall be effected by a single deposit into the Tmura Fund’s bank account at the Postal Bank.
For your information, the Company’s debt shall be converted into New Israeli Shekels based on the exchange rate of the (US) Dollar on the date of your notice of acceptance of the arrangement, and shall bear interest and linkage differentials from such date until the date of full actual payment.

Sincerely,
/s/ Ran Kiviti
Ran Kiviti
Director, Tmura Fund

cc.	Members of the Committee
Adv. Avi Feldman, General Counsel
5 Bank of Israel St., Kiryat Hamemshala, Jerusalem Tel 02-6662454 Fax 02-6662925